Exhibit (d)(60)

Schedule A

Trusts and Portfolios Covered by the Sub- Research Agreement, dated as of October 18, 2007, between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation	October 18, 2007

Agreed and Accepted
as of October 18, 2007

Fidelity International Investment Advisors		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity International Investment Advisors (U.K.) Limited

By:	/s/Allan Pelvang		By:	/s/Richard Wane
Name:	Allan Pelvang		Name:	Richard Wane
Title:	Director		Title:	Director